AUTODESK, INC. (ADSK)
SECOND QUARTER FISCAL 2017 EARNINGS ANNOUNCEMENT
AUGUST 25, 2016
PREPARED REMARKS

Autodesk posts its prepared remarks and press release to its IR website to provide shareholders and analysts with additional detail to analyze results prior to its quarterly conference call. The call begins today, August 25, 2016 at 2:00 p.m. PT (5:00 p.m. ET) and will include only brief comments followed by Q&A.

To access the broadcast of the Q&A session, visit the IR section of our website at www.autodesk.com/investor. A reconciliation of GAAP and non-GAAP results is provided in the tables following the company's earnings release.

Business Model Transition
Autodesk is undergoing a business model transition in which it has discontinued most new perpetual license sales in favor of subscriptions and flexible license arrangements. During the transition, revenue, margins, EPS, deferred revenue, billings and cash flow from operations will be impacted as more revenue is recognized ratably rather than up front and as new product offerings generally have a lower initial purchase price. The company has introduced new metrics to help investors understand its financial performance during and after the transition, as shown below.

Second Quarter Fiscal 2017 Overview

	2Q 2017	QoQ Change	Management Comments
New model subscriptions*	692,000	125,000	Increase driven by growth in all new model subscription types, led by product subscription.
Maintenance subscriptions	2,127,000	(16,000)	Decrease related to the discontinuation of new perpetual license sales for most individual products at the end of Q4 FY2016.
Total subscriptions	2,819,000	109,000	Increase driven by new model subscription additions.

(in millions)	2Q 2017	YoY %	YoY CC %	Management Comments
New model ARR	$371	82%	86%	Increase driven by growth in all new model subscription types, led by product subscription.
Maintenance ARR	$1,098	(3)%	1%	Decrease driven by changes in foreign currency exchange rates and the discontinuation of new perpetual license sales for most individual products at the end of Q4 FY2016.
Total ARR	$1,469	10%	14%	Increase driven by growth in new model ARR.

Deferred revenue	$1,520	23%	N/A	Increase driven by the growth in subscription billings over the past four quarters.
Revenue	$551	(10)%	(6)%	Decrease driven, as planned, by the business model transition.
GAAP spend	$614	1%	3%	Increase driven by a $16 million charge related to the previously announced restructuring action and other facility exit costs.
Non-GAAP spend	$525	(4)%	(2)%	Decrease driven by lower employee-related costs related to the restructuring action.
* For definitions, please view the Glossary of Terms later in this document.

Subscription Review

(in thousands)	2Q 2016	3Q 2016	4Q 2016	1Q 2017	2Q 2017
New model subscriptions*	319	366	427	567	692
Maintenance subscriptions	2,070	2,104	2,151	2,143	2,127
Total subscriptions	2,389	2,469	2,578	2,710	2,819
* For definitions, please view the Glossary of Terms later in this document.

New model subscriptions were 692,000, a net increase of 125,000 from the first quarter of this year. Growth in new model subscriptions was driven by growth in all new model subscription types, led by product subscription.

Maintenance subscriptions were 2.13 million, a net decrease of 16,000 from the first quarter of this year. Maintenance subscriptions decreased primarily as a result of the discontinuation of new perpetual license sales for most individual products at the end of the fourth quarter of fiscal 2016.

Total subscriptions were 2.82 million, a net increase of 109,000 from the first quarter of fiscal 2017.

For definitions, please view the Glossary of Terms later in this document.

Revenue Review

(in millions)	2Q 2016	3Q 2016	4Q 2016	1Q 2017	2Q 2017
Subscription revenue	$319	$319	$320	$326	$322
License and other revenue	291	281	329	186	229
Total net revenue (1)	$610	$600	$648	$512	$551

New model ARR	$204	$221	$255	$308	$371
Maintenance ARR	1,133	1,133	1,121	1,128	1,098
Total ARR*	$1,337	$1,354	$1,376	$1,436	$1,469

Recurring revenue	$334	$339	$344	$359	$367
Recurring revenue as a percentage of total revenue	55%	56%	53%	70%	67%
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(1) Totals may not agree with the sum of the components due to rounding.
* For definitions, please view the Glossary of Terms later in this document.

During the business model transition, revenue has been and will be negatively impacted as more revenue is recognized ratably rather than up front and as new product offerings generally have a lower initial purchase price. As part of the business model transition, Autodesk discontinued new perpetual license sales for most individual products at the end of the fourth quarter of fiscal 2016 and suites at the end of the second quarter of fiscal 2017.

Total net revenue for the second quarter decreased 10 percent to $551 million compared to the second quarter last year as reported and decreased 6 percent on a constant currency basis.

Subscription revenue for the second quarter increased 1 percent to $322 million compared to the second quarter last year. Growth in subscription revenue was primarily related to an increase in new model subscription revenue, partially offset by a decrease in maintenance subscription revenue. Subscription revenue growth is being inhibited by the accounting treatment of product subscription and EBAs, as well as foreign currency exchange rates. New model subscriptions are deferred and recognized ratably over their contract length, however, a sizable portion of both product subscription and EBAs are recognized as license revenue. If all new model subscriptions were recognized 100 percent as subscription revenue that line would show 10 percent year-over-year growth as reported (see table below). Foreign currency exchange rates result in an additional 4 percentage point headwind year-over-year.

License and other revenue for the second quarter decreased 21 percent to $229 million compared to the second quarter last year. Autodesk discontinued new perpetual license sales for most individual products at the end of the fourth quarter of fiscal 2016 and suites at the end of the second quarter of fiscal 2017.

New model ARR was $371 million and increased 82 percent compared to the second quarter last year as reported, and 86 percent on a constant currency basis. Growth in new model ARR was driven by growth in all new model subscription types, led by product subscription.

Maintenance ARR was $1.10 billion and decreased 3 percent compared to the second quarter last year as reported, and increased 1 percent on a constant currency basis. The decrease in maintenance ARR is primarily related to changes in foreign currency exchange rates and the discontinuation of new perpetual license sales for most individual products at the end of the fourth quarter of fiscal 2016.

Total ARR for the second quarter increased 10 percent to $1.47 billion compared to the second quarter last year as reported, and 14 percent on a constant currency basis. Growth in total ARR was driven by growth in new model ARR, partially offset by a decrease in maintenance ARR.

Recurring revenue was 67 percent of total revenue compared to 55 percent of total revenue in the second quarter last year.

The following table outlines recurring revenue for the second quarter compared to the second quarter last year and the first quarter of this year.

	2Q 2016	YoY $	YoY %	1Q 2017	QoQ $	QoQ %	2Q 2017
(in millions)
Subscription revenue	$319	$3	1%	$326	$(4)	(1)%	$322
Add: License and other revenue from new model subscription offerings (1)	$23	$30	130%	$40	$13	33%	$53
Less: other adjustments (2)	$(8)	$—	—%	$(7)	$(1)	14%	$(8)
Total Recurring Revenue	$334	$33	10%	$359	$8	2%	$367
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(1)	License revenue from subscription offerings includes an allocated portion of the consideration transferred for our product subscriptions as well as flexible enterprise business agreements.

(2)
Other adjustments include remaining subscription revenue related to select Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, education offerings, and third party products.

Backlog was $38 million, an increase of $37 million compared to the second quarter last year and $31 million sequentially. At the end of the second quarter, channel inventory was less than one week.

Revenue by Geography

(in millions)	2Q 2016	3Q 2016	4Q 2016	1Q 2017	2Q 2017
Americas	$236	$236	$257	$218	$230
EMEA	$226	$225	$238	$203	$221
Asia Pacific	$148	$139	$153	$92	$100

Emerging Economies	$92	$88	$94	$55	$62
Emerging as a percentage of Total Revenue	15%	15%	14%	11%	11%

During the business model transition, revenue has been and will be negatively impacted as more revenue is recognized ratably rather than up front and as new product offerings generally have a lower initial purchase price. As part of the business model transition, Autodesk discontinued new perpetual license sales for most individual products at the end of the fourth quarter of fiscal 2016 and suites at the end of the second quarter of fiscal 2017.

Revenue in the Americas was $230 million, a decrease of 2 percent compared to the second quarter last year as reported, and on a constant currency basis.

Revenue in EMEA was $221 million, a decrease of 2 percent compared to the second quarter last year as reported, and an increase of 5 percent on a constant currency basis.

Revenue in APAC was $100 million, a decrease of 32 percent compared to the second quarter last year as reported, and 30 percent on a constant currency basis. The decrease is primarily related to the business model transition noted above and continued weakness in Japan and emerging economies.

Revenue from emerging economies was $62 million, a decrease of 32 percent compared to the second quarter last year as reported, and on a constant currency basis. As a matter of reference, none of the individual BRIC countries currently represent more than 3 percent of total revenue.

Revenue by Business Segment

(in millions)	2Q 2016	3Q 2016	4Q 2016	1Q 2017	2Q 2017
Architecture, Engineering and Construction	$233	$225	$254	$219	$253
Manufacturing	$171	$175	$194	$158	$177
Platform Solutions and Emerging Business	$164	$161	$160	$100	$86
Media and Entertainment	$41	$39	$40	$35	$34

During the business model transition, revenue has been and will be negatively impacted as more revenue is recognized ratably rather than up front and as new product offerings generally have a lower initial purchase price. As part of the business model transition, Autodesk discontinued new perpetual license sales for most individual products at the end of the fourth quarter of fiscal 2016 and suites at the end of the second quarter of fiscal 2017.

Revenue from our Architecture, Engineering and Construction (AEC) business segment was $253 million, an increase of 8 percent compared to the second quarter last year. The increase is related to strength in perpetual licenses for AEC suites.

Revenue from our Manufacturing business segment was $177 million, an increase of 3 percent compared to the second quarter last year. The increase is related to strength in perpetual licenses for Manufacturing suites.

Revenue from our Platform Solutions and Emerging Business (PSEB) segment was $86 million, a decrease of 47 percent compared to the second quarter last year. Combined revenue from AutoCAD and AutoCAD LT was $75 million, a decrease of 49 percent compared to the second quarter last year. The decrease is related to discontinuation of new perpetual license sales for most individual products at the end of the fourth quarter of fiscal 2016.

Revenue from our Media and Entertainment (M&E) business segment was $34 million, a decrease of 16 percent compared to the second quarter last year.

Foreign Currency Impact

(in millions)	2Q 2016	3Q 2016	4Q 2016	1Q 2017	2Q 2017
FX Impact on Total ARR	$(30)	$(36)	$(33)	$(46)	$(54)

FX Impact on Total Revenue	$(25)	$(28)	$(35)	$(24)	$(22)
FX Impact on Cost of Revenue and Operating Expenses	25	24	20	10	8
FX Impact on Operating Income	$—	$(4)	$(15)	$(14)	$(14)

The year-on-year foreign currency impact represents the U.S. Dollar impact of changes in foreign currency exchange rates on our financial results as well as the impact of gains and losses from our hedging program.

Compared to the second quarter of last year, the impact of foreign currency exchange rates and hedging was $54 million unfavorable on total ARR. Compared to the first quarter of this year, the impact of foreign currency exchange rates and hedging was $9 million unfavorable on total ARR.

Compared to the second quarter of last year, the impact of foreign currency exchange rates, including the benefits of our hedging program, was $22 million unfavorable on revenue and $8 million favorable on cost of revenue and operating expenses.

Balance Sheet Items and Cash Review

(in millions)	2Q 2016	3Q 2016	4Q 2016	1Q 2017	2Q 2017
Cash Flows from Operating Activities	$77	$80	$170	$164	$(18)
Capital Expenditures	$17	$12	$31	$22	$20
Depreciation, Amortization and Accretion	$36	$36	$36	$37	$33
Total Cash and Marketable Securities, net of long-term debt	$1,466	$1,388	$1,296	$1,318	$1,081
Days Sales Outstanding	59	55	92	46	51
Deferred Revenue	$1,236	$1,212	$1,519	$1,524	$1,520

Cash flow provided by operating activities during the second quarter was $(18) million, a decrease of 123 percent compared to the second quarter last year. The year-over-year and the sequential decrease is primarily related to a decrease in billings collections driven by the business model transition. During the business model transition, cash flow from operating activities has been and will be negatively impacted as new product offerings generally have a lower initial purchase price resulting in lower billings and cash flow.

Net of long-term debt, cash and investments at the end of the second quarter was approximately $1.08 billion. Total long-term debt at the end of the second quarter was $1.49 billion. Approximately 86 percent of the total cash and investments is located offshore.

During the second quarter, Autodesk used $170 million to repurchase approximately 3.0 million shares of common stock at an average repurchase price of $55.88 per share. GAAP and non-GAAP basic share count decreased 2 percent compared to the second quarter last year. Through this stock repurchase program, Autodesk remains committed to managing dilution and reducing shares outstanding over time.

Days sales outstanding (DSO) was 51 days, a decrease of 8 days compared to the second quarter last year primarily related to a change in billings linearity and a reduction in multi-year maintenance billings.

Deferred revenue was $1.52 billion, an increase of 23 percent compared to the second quarter last year.  The increase is primarily related to the increase in subscription billings over the past four quarters driven by the business model transition.

Margins and EPS Review*

	2Q 2016	3Q 2016	4Q 2016	1Q 2017 (1)	2Q 2017
Gross Margin
Gross Margin - GAAP	85%	85%	85%	82%	85%
Gross Margin - Non-GAAP	87%	87%	88%	85%	87%

Operating Expenses (in millions)
Operating Expenses - GAAP	$512	$524	$563	$569	$529
Operating Expenses - Non-GAAP	$466	$469	$502	$461	$454

Total Spend (in millions)
Total Spend - GAAP	$605	$615	$658	$662	$614
Total Spend - Non-GAAP	$544	$545	$582	$539	$525

Operating Margin
Operating Margin - GAAP	1%	(2)%	(1)%	(29)%	(11)%
Operating Margin - Non-GAAP	11%	9%	10%	(5)%	5%

Earnings Per Share
Diluted Net Income (Loss) Per Share - GAAP	$(1.18)	$(0.19)	$(0.17)	$(0.75)	$(0.44)
Diluted Net Income (Loss) Per Share - Non-GAAP	$0.19	$0.14	$0.21	$(0.10)	$0.05
* A reconciliation of GAAP and non-GAAP results is provided in the tables following the company's earnings release.
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(1) As Autodesk has elected to early adopt ASU 2016-09 in the second quarter of fiscal 2017, we have revised the GAAP results for the first quarter of fiscal 2017 to reflect the impact of adoption as of the beginning of the fiscal year.

GAAP gross margin in the second quarter was 85 percent, flat compared to the second quarter last year. Non-GAAP gross margin in the second quarter was 87 percent, flat compared to the second quarter last year.

GAAP operating expenses increased 3 percent year-over-year primarily related to $16 million in charges for a previously announced restructuring and other facility exit costs. Non-GAAP operating expenses decreased 3 percent year-over-year primarily related to lower employee-related costs driven by the restructuring.

Total GAAP spend (cost of revenue plus operating expenses) was $614 million, an increase of 1 percent compared to the second quarter last year primarily related to the restructuring and facility exit costs noted above. Total non-GAAP spend was $525 million, a decrease of 4 percent compared to the second quarter last year primarily related to lower employee-related costs driven by the restructuring.

GAAP operating margin was (11) percent compared to 1 percent in the second quarter last year.
Non-GAAP operating margin was 5 percent compared to 11 percent in the second quarter last year. The changes in both GAAP and non-GAAP operating margin are primarily related to the decline in license revenue as well as the changes in respective cost of revenue and operating expenses noted above.

The second quarter GAAP effective tax rate was (35) percent. The second quarter non-GAAP effective tax rate was 26 percent. Note: At this stage of the business model transition, small shifts in geographic profitability have significant impacts to the effective tax rate.

GAAP diluted net loss per share for the second quarter was $(0.44) and non-GAAP diluted net loss per share for the second quarter was $0.05.

For the second quarter, the share count used to compute basic and diluted net (loss) income per share for GAAP was 223.2 million compared to a basic and diluted share count of 227.0 million in the second quarter last year. For the second quarter, the share count used to compute basic net income per share for non-GAAP was 223.2 million compared to a basic share count of 227.0 million in the second quarter last year.  For the second quarter, the share count used to compute diluted net income per share for non-GAAP was 227.4 million compared to a diluted share count of 231.1 million in the second quarter last year.

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below under "Safe Harbor Statement." Autodesk's business outlook for the third quarter and full year fiscal 2017 assumes, among other things, a continuation of the current economic environment and foreign currency exchange rate environment and the continued success of our business model transition. A reconciliation between the GAAP and non-GAAP estimates for fiscal 2017 is provided below or in the tables following these prepared remarks.

Third Quarter Fiscal 2017

Q3 FY17 Guidance Metrics	Q3 FY17 (ending October 31, 2016)
Revenue (in millions)	$470 - $485
EPS GAAP	($0.81) - ($0.74)
EPS non-GAAP (1)	($0.27) - ($0.22)
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(1) Non-GAAP earnings per diluted share excludes $0.27 related to stock-based compensation expense, between $0.15 and $0.13 related to GAAP-only tax charges, $0.08 for the amortization of acquisition related intangibles, and $0.04 related to restructuring charges and other facility exit costs.

Full Year Fiscal 2017

FY17 Guidance Metrics	FY17 (ending January 31, 2017)
Revenue (in millions) (1)	$2,000 - $2,050
GAAP spend growth (cost of revenue plus operating expenses)	Approx. 2%
Non-GAAP spend growth (cost of revenue plus operating expenses) (2)	Approx. (2%)
EPS GAAP	($2.97) - ($2.74)
EPS non-GAAP (3)	($0.70) - ($0.55)
Net subscription additions	475,000 - 525,000
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(1) Excluding the impact of foreign currency exchange rates and hedge gains/losses, revenue guidance would be $2,045 - $2,095 million.
(2) Non-GAAP spend excludes $226 million related to stock-based compensation expense, $86 million related to restructuring charges and other facility exit costs, and $69 million for the amortization of acquisition-related intangibles.
(3) Non-GAAP earnings per diluted share excludes $1.01 related to stock-based compensation expense, between $0.56 and $0.48 of GAAP-only tax charges, $0.39 related to restructuring charges and other facility exit costs, and $0.31 for the amortization of acquisition-related intangibles.

The third quarter and full year fiscal 2017 outlook assume a projected annual effective tax rate of (12) percent and 26 percent for GAAP and non-GAAP results, respectively. Assumptions for the annual effective tax rate are regularly evaluated and may change based on the projected geographic mix of earnings. At this stage of the business model transition, small shifts in geographic profitability significantly impact the effective tax rate.

The majority of the euro, yen and Australian dollar denominated billings for our third quarter fiscal 2017 have been hedged. This hedging, along with deferred revenue locked-in through prior period billings hedges, will materially reduce the impact of currency fluctuations on our third quarter results.  However, over an extended period of time, currency fluctuations may increasingly impact our results.  We also hedge certain expenses as noted below. We hedge our net cash flow exposures using a four quarter rolling layered hedge program.  As such, a portion of the projected euro, yen, and Australian dollar denominated billings for the remainder of fiscal 2017 and the first half of fiscal 2018 have been hedged.  The closer to the current time period, the more we are hedged.  See below for more details on our foreign currency hedging program.

Autodesk’s Foreign Currency Hedging Program and Calculation of Constant Currency Growth

Given continued foreign currency exchange rate volatility, we provide a brief summary of how we handle foreign currency exchange hedging as well as a description of how we calculate constant currency growth rates. A few points on our hedging program include:

•
We do not conduct foreign currency hedging for speculative purposes. The purpose of our hedging program is to reduce risk to foreign denominated cash flows and to partially reduce variability that would otherwise impact our financial results from currency fluctuations.

•
We utilize cash flow hedges on projected billings and certain projected operating expenses in major currencies. We hedge our net exposures using a four quarter rolling layered hedge. The closer to the current time period, the more we are hedged.

•
We designate cash flow hedges for deferred and non-deferred billings separately, and reflect associated gains and losses on hedging contracts in our earnings when respective revenue is recognized in earnings.

•
On a monthly basis, to mitigate foreign currency exchange rate gains/losses, we hedge net monetary assets and liabilities recorded in non-functional currencies on the books of certain USD functional entities where these exposures are purposefully concentrated.

•	From time to time, we hedge strategic exposures which may be related to acquisitions. Such hedges may not qualify for hedge accounting and are marked-to-market and reflected in earnings immediately.

•	The major currencies in our hedging program include the euro, yen, Swiss franc, British pound, Canadian dollar, and Australian dollar. The euro is the primary exposure for the company.

When we report period-over-period growth rate percentages on a constant currency basis, we attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative period. However, when we calculate the foreign currency impact of exchange rates in the current and comparative period on our financial results (see table above in “Foreign Currency Impact” section) we include the U.S. Dollar impact of fluctuations in foreign currency exchange rates as well as the impact of gains and losses recorded as a result of our hedging program.

Glossary of Terms

Annualized Recurring Revenue (ARR): Represents the annualized value of our average monthly recurring revenue for the preceding three months. "Maintenance plan ARR" captures ARR relating to traditional maintenance attached to perpetual licenses. "New Model ARR" captures ARR relating to new model subscription offerings. Recurring revenue acquired with the acquisition of a business may cause variability in the comparison of this calculation.

ARR is currently our key performance metric to assess the health and trajectory of our business. ARR should be viewed independently of revenue and deferred revenue as ARR is a performance metric and is not intended to be combined with any of these items.

Annualized Revenue Per Subscription: Is calculated by dividing our annualized recurring revenue by total subscriptions.

Cloud Service Offerings: Represents individual term-based offerings deployed through web browser technologies or in a hybrid software and cloud configuration. Cloud service offerings that are bundled with other product offerings are not captured as a separate cloud service offering.

Constant Currency (CC) Growth Rates: We attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative periods. Our constant currency methodology removes all hedging gains and losses from the calculation and applies a constant exchange rate across periods.

Flexible Enterprise Business Agreements: Represents programs providing enterprise customers with token-based access or a fixed maximum number of seats to a broad pool of Autodesk products over a defined contract term.

License and Other Revenue: License and other revenue consists of two components: (1) all forms of product license revenue and (2) other revenue. Product license revenue includes software license revenue from the sale of perpetual licenses, term-based licenses from our product subscriptions and flexible enterprise business agreements, and product revenue for Creative Finishing. Other revenue includes revenue from consulting, training, Autodesk Developers Network and Creative Finishing customer support, and is recognized over time, as the services are performed.

Maintenance Plan: Our maintenance plan provides our customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance plan, customers are eligible to receive unspecified upgrades when and if available, and online support. We recognize maintenance plan revenue over the term of the agreements, generally between one and three years.

New Model Subscription Offerings (New Model): Comprises our term-based product subscriptions (formerly titled Desktop subscription), cloud service offerings, and flexible enterprise business agreements.

Recurring Revenue: Represents the revenue for the period from our maintenance plans and revenue from our new model subscription offerings, including portions of revenue allocated to license and other revenue for those offerings. It excludes subscription revenue related to education offerings, consumer product offerings, select Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products. Recurring revenue acquired with the acquisition of a business is captured and may cause variability in the comparison of this calculation.

Subscription Revenue: Autodesk subscription revenue consists of three components:  (1) maintenance plan revenue from our perpetual software products; (2) maintenance revenue from our term-based product subscriptions and flexible enterprise business agreements; and (3) revenue from our cloud service offerings.

Total Subscriptions: Consists of subscriptions from our maintenance plans and new model subscription offerings that are active and paid as of the quarter end date. For certain cloud service offerings and flexible enterprise business agreements, subscriptions represent the monthly average activity reported within the last three months of the quarter end date. Total subscriptions do not include education offerings, consumer product offerings, select Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products. Subscriptions acquired with the acquisition of a business are captured once the data conforms to our subscription count methodology and when added, may cause variability in the comparison of this calculation.

Safe Harbor Statement

These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, statements about the impacts of our business model transition, statements about the impact of foreign exchange hedges, and statements regarding our strategies, market and product positions, performance and results. There are a significant number of factors that could cause actual results to differ materially from statements made in these remarks, including: failure to successfully manage transitions to new business models and markets, including the introduction of additional ratable revenue streams and our continuing efforts to attract customers to our cloud-based offerings and expenses related to the transition of our business model; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; failure to control our expenses; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; weak or negative growth in the industries we serve; slowing momentum in subscription billings or revenues; difficulty in predicting revenue from new businesses and the potential impact on our financial results from changes in our business models; general market, political, economic and business conditions; the impact of non-cash charges on our financial results; failure to maintain our revenue growth and profitability; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; failure to achieve sufficient sell-through in our channels for new or existing products; pricing pressure; unexpected fluctuations in our tax rate; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Annual Report on Form 10-K for the fiscal year ended January 31, 2016 and Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2016, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

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